Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Novo Integrated Sciences, Inc. on Form 1-A/A (Amendment No. 1) of our report dated November 20, 2019 with respect to our audit of the consolidated financial statements of Novo Integrated Sciences, Inc. as of August 31, 2019 and 2018 and for the years ended August 31, 2019 and 2018, which report appears in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ NVS Professional Corporation
NVS Professional Corporation
(formerly NVS Chartered Accountants Professional Corporation)
Markham, Ontario
May 22, 2020